Exhibit 99.1

Codorus Valley Bancorp, Inc. Reports Updated Earnings for September 30, 2011

FOR IMMEDIATE RELEASE — York, Pennsylvania (November 10, 2011) -- Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, today announced an update to its originally reported earnings for the period ended September 30, 2011. The update resulted primarily from an asset impairment which the Corporation became aware subsequent to its earnings release of October 17, 2011 and prior to filing its Quarterly Report on Form 10-Q with the Securities and Exchange Commission. The Corporation lowered previously reported earnings by $1,026,000 primarily as a result of recording an additional $1,655,000 (pretax) provision for loan losses due to a material impairment of a nonperforming commercial loan based on the results of a public auction held November 3, 2011 of the real estate collateral supporting the loan. For the quarter ended September 30, 2011, the Corporation reported net income available to common shareholders of $4,000 or $0.00 per share, basic and diluted, compared to $1,535,000 or $0.37 per share, basic and diluted, for the quarter ended September 30, 2010. For the first nine months of 2011, net income available to common shareholders was $2,896,000 or $0.70 per share, $0.69 diluted, compared to $4,381,000 or $1.07 per share, $1.07 diluted, for the same period of 2010.

Updated financial information, which is unaudited, is provided in the Financial Highlights section of this Earnings Release.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, comprised currently of 18 financial centers located throughout York County, Pennsylvania and in Hunt Valley, Bel Air and Westminster, Maryland. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services. Additional information is available on the bank’s website at www.peoplesbanknet.com.

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Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Announcement. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Announcement, the Company is making forward-looking statements. Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Announcement. Those factors include, but are not limited to: credit risk, changes in market interest rates, competition, economic downturn or recession, and government regulation and supervision. The Company undertakes no obligation to update or revise any forward-looking statements. Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Earnings Release should be directed to the following:

Larry J. Miller
Vice-Chairman, President, and CEO
Codorus Valley Bancorp, Inc.
717-747-1500
888-846-1970
lmiller@peoplesbanknet.com

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Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Interest income	$11,738	$11,218	$33,908	$32,693
Interest expense	3,131	3,298	9,401	9,847
Net interest income	8,607	7,920	24,507	22,846
Provision for loan losses	3,560	560	4,785	1,910
Noninterest income	1,666	1,617	4,891	4,914
Gain on sale of loans held for sale	126	177	422	538
Gain (loss) on sale of securities	—	—	(25)	108
Noninterest expense	6,317	6,941	20,287	20,267
Income before income taxes	522	2,213	4,723	6,229
Provision (benefit) for income taxes	(139)	433	679	1,113
Net income	661	1,780	4,044	5,116
Preferred stock dividends and discount accretion	657	245	1,148	735
Net income available to common shareholders	$4	$1,535	$2,896	$4,381
Basic earnings per common share	$0.00	$0.37	$0.70	$1.07
Diluted earnings per common share	$0.00	$0.37	$0.69	$1.07

Condensed Consolidated Statements of Financial Condition (Unaudited)
(in thousands of dollars)

	September 30, 2011	December 31, 2010	September 30, 2010
Cash and short term investments	$46,574	$43,269	$25,575
Investment securities	233,261	226,603	240,820
Loans	688,751	645,839	646,166
Allowance for loan losses	(8,617)	(7,626)	(6,602)
Net loans	680,134	638,213	639,564
Premises and equipment, net	10,755	10,766	10,898
Other assets	43,126	38,481	34,724
Total assets	$1,013,850	$957,332	$951,581

Deposits	$857,748	$806,110	$795,131
Borrowed funds	58,865	68,805	69,401
Other liabilities	6,071	5,878	8,614
Shareholders’ equity	91,166	76,539	78,435
Total liabilities and shareholders' equity	$1,013,850	$957,332	$951,581

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Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2011	2011	2011	2010	2010	September 30,
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2011	2010
Earnings and Per Share Data
(in thousands, except per share data)
Net income available to common shareholders	$4	$1,626	$1,266	$847	$1,535	$2,896	$4,381
Basic earnings per common share	$0.00	$0.39	$0.31	$0.21	$0.37	$0.70	$1.07
Diluted earnings per common share	$0.00	$0.39	$0.30	$0.21	$0.37	$0.69	$1.07
Cash dividends paid per common share	$0.09	$0.09	$0.08	$0.08	$0.08	$0.26	$0.17
Book value per common share	$15.86	$15.60	$14.81	$14.51	$15.08	$15.86	$15.08
Tangible book value per common share	$15.80	$15.53	$14.75	$14.44	$15.01	$15.80	$15.01
Average common shares outstanding	4,167	4,150	4,138	4,115	4,097	4,152	4,086
Average diluted common shares outstanding	4,206	4,208	4,184	4,128	4,106	4,197	4,090

Performance Ratios (%)
Return on average assets (4)	0.26	0.77	0.63	0.46	0.76	0.55	0.75
Return on average equity (4)	3.04	9.31	7.78	5.53	9.11	6.60	9.03
Return on average realized equity (1)(4)	3.24	9.75	8.03	5.85	9.70	6.92	9.49
Net interest margin (2)	3.79	3.76	3.66	3.69	3.75	3.74	3.74
Efficiency ratio (3)	58.13	66.99	70.12	74.41	68.10	64.91	68.26
Net overhead ratio (6)(4)	1.81	2.15	2.20	2.43	2.21	2.05	2.17

Asset Quality Ratios (%)
Net loan charge-offs to average loans (4)	1.93	0.03	0.28	0.03	0.20	0.77	0.51
Allowance for loan losses to total loans (5)	1.26	1.23	1.22	1.19	1.03	1.26	1.03
Nonperforming assets to total loans and foreclosed real estate	3.90	5.11	4.79	4.50	3.32	3.90	3.32

Capital Ratios (%)
Average equity to average assets	8.68	8.32	8.13	8.23	8.37	8.38	8.31
Tier 1 leverage capital ratio	9.53	9.03	8.95	8.81	8.98	9.53	8.98
Tier 1 risk-based capital ratio	13.15	12.18	12.56	12.51	12.46	13.15	12.46
Total risk-based capital ratio	14.35	13.35	13.72	13.64	13.45	14.35	13.45

(1)	excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities
(2)	net interest income (tax-equivalent) as a percentage of average interest earning assets
(3)	noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)
(4)	annualized for the quarterly periods presented
(5)	excludes loans held for sale
(6)	noninterest expense less noninterest income as a percentage of average assets

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